UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant ☒
Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §.240.14a-12

FLEXSTEEL INDUSTRIES, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

	☐	Fee paid previously with preliminary materials:
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

		1)	Amount previously paid:

		2)	Form, Schedule or Registration Statement No.:

		3)	Filing Party:

		4)	Date Filed:

FLEXSTEEL INDUSTRIES, INC.
P.O. Box 877
Dubuque, Iowa 52004-0877

October 28, 2019

Dear Shareholder:

You are cordially invited to attend the Annual Shareholders’ Meeting of Flexsteel Industries, Inc. on Monday, December 9, 2019, at 2:00 p.m. We welcome the opportunity to meet with those of you who find it convenient to attend.

Time will be provided for shareholder questions regarding the affairs of the Company and for discussion of the business to be considered at the meeting as explained in the notice and proxy statement which follow. Directors and other Company executives expect to be available to talk individually with shareholders after the meeting. No admission tickets or other credentials are currently required for attendance at the meeting, but we may request to see some identification to establish that you are a shareholder of the Company.

We have elected to take advantage of the “notice and access” rules of the Securities and Exchange Commission to furnish most of our shareholders with proxy materials over the internet. These rules allow us to provide you with the information you need, while reducing printing and delivery costs.

Your vote on the proposals is important. Whether or not you attend the meeting, we encourage you to vote your shares in order to make certain that you are represented at the meeting. You may vote over the internet, as well as by telephone or, if you requested to receive printed proxy materials, by mailing a proxy or voting instruction card.

Sincerely,

Thomas M. Levine
Chair of the Board
Record Date:	October 11, 2019
Date of Meeting:	December 9, 2019
Time:	2:00 p.m.
Place:	The Westin Minneapolis
88 South 6th Street
Minneapolis, MN 55402

IMPORTANT

Whether you own one share or many, each shareholder is urged to vote by internet or telephone, or, if you received paper copies of our proxy materials, you can also mark, date, sign and promptly mail the accompanying proxy card in the enclosed envelope so that your shares will be represented at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Form 10-K are available at www.proxyvote.com

FLEXSTEEL INDUSTRIES, INC.
P.O. Box 877
Dubuque, Iowa 52004-0877

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held December 9, 2019

TO THE SHAREHOLDERS:

The Annual Meeting of Shareholders of Flexsteel Industries, Inc. will be held at The Westin Minneapolis, 88 South 6th Street, Minneapolis, MN 55402, on Monday, December 9, 2019 at 2:00p.m. for the following purposes:

1.	To elect four (4) Class III Directors to serve until the year 2022 Annual Meeting and until their respective successors have been elected and qualified or until their earlier director class reassignment, resignation, removal, retirement or termination.
2.	Advisory vote to approve executive compensation.
3.	Advisory vote on the frequency of future advisory votes on executive compensation.
4.	To transact such other business as may properly come before the meeting or any adjournments or postponements of the meeting.

October 11, 2019 has been fixed as the record date for the determination of common shareholders entitled to notice of, and to vote at, the meeting. Only holders of record at the close of business on that date will be entitled to vote at the meeting or any adjournments or postponements of the meeting.

Whether or not you plan to attend the meeting, please vote by internet or telephone, or, if you received paper copies of our proxy materials, you can also mark, date, sign and promptly mail the accompanying proxy card in the enclosed envelope so that your shares will be represented at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Marcus D. Hamilton
Secretary

October 28, 2019

IMPORTANT

Please vote by internet or telephone, or, if you received paper copies of our proxy materials, you can also mark, date, sign and promptly mail the accompanying proxy card in the enclosed envelope so that your shares will be represented at the meeting.

FLEXSTEEL INDUSTRIES, INC.
P.O. Box 877
Dubuque, Iowa 52004-0877

PROXY STATEMENT
Annual Meeting of Shareholders to be Held December 9, 2019

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

This proxy statement and the proxy are solicited on behalf of the Board of Directors, referred to as the “Board”, of Flexsteel Industries, Inc. to be used at the Annual Meeting of Shareholders to be held on Monday, December 9, 2019, and any adjournments or postponements of the meeting, for the purposes set forth in the notice of meeting accompanying this proxy statement. The Company will pay the cost of the solicitation of proxies.

The mailing address of the corporate office and principal executive office of the Company is P.O. Box 877, Dubuque, IA 52004-0877. The approximate date on which this proxy statement and accompanying proxy card are first available to shareholders is October 28, 2019.

Meeting Purposes

At the meeting, shareholders will elect four Class III directors, William S. Creekmuir, Jerald K. Dittmer, Charles R. Eitel and Matthew A. Kaness for three-year terms expiring at the shareholders meeting in 2022. It is the Nominating and Governance Committee’s intention to seek board approval after the annual meeting to rebalance the director classes by reassigning at least one but not more than two of the Class III directors to either Class I or Class II. In addition, the Board is asking the shareholders to approve by advisory vote, the compensation of our named executive officers and the frequency of advisory votes on executive compensation. We do not expect that any other business, except for routine or procedural matters, will be brought up at the meeting. If any other business is properly brought up at the meeting, the persons named in the enclosed proxy will have authority to vote on these matters at their discretion.

Proxy Materials Available on Internet

In an effort to reduce the cost of delivering the proxy materials to our shareholders, we are making the materials available to our shareholders on the internet. On October 28, 2019, we sent shareholders a one-page “Notice of Internet Availability of Proxy Materials,” which included instructions on how to access our proxy materials on the Internet. The proxy materials, consisting of this proxy statement and our fiscal 2019 annual report to shareholders, are available at www.proxyvote.com. The Notice of Internet Availability of Proxy Materials also provides instructions on how to vote your shares. By making the materials available through the internet, we expect to reduce our costs, conserve natural resources, and expedite the delivery of the proxy materials. However, if you prefer to receive hard copies of the proxy materials, please follow the instructions included on the Notice of Internet Availability of Proxy Materials.

Voting

Only shareholders of record at the close of business on October 11, 2019, the record date, will be eligible to vote. There is only one class of stock entitled to vote at the meeting, our common stock, $1.00 par value, of which there were 7,941,762 shares outstanding on the record date. A quorum, which is a majority of the outstanding shares, is needed to conduct a meeting. Each share is entitled to one vote for each director position; cumulative voting is not available. We encourage you to vote by telephone or on the internet. If your shares are held in your name, you can vote by telephone or on the internet by following the instructions on the proxy card or as explained in the Notice of Internet Availability of Proxy Materials. If you are a beneficial holder with your shares held in the name of your broker, bank, or other financial institution, you will receive telephone or internet voting instructions from the institution. If you received a paper copy of the proxy materials, you may vote your shares by signing and dating each proxy card you received and returning the cards in the enclosed envelope. The proxies will be voted according to your directions on the proxy card. If you return a signed card without specifying your vote, your shares will be voted:

•	FOR the election of William S. Creekmuir, Jerald K. Dittmer, Charles R. Eitel and Matthew A. Kaness (Proposal I).
•	FOR approval of the compensation of the named executive officers (Proposal II), and
•	FOR adoption of the resolution approving a frequency of three years for future non-binding, advisory shareholder votes on compensation of our named executive officers (Proposal III).

If you sign and return your proxy card, your shares will be voted on any other business that properly comes before the meeting as determined by the persons named in the proxy. We urge you to sign, date, and return your proxy card promptly, or vote by telephone or on the internet, even if you plan to attend the meeting in person. If you do attend in person, you will be able to vote your shares at the meeting even if you previously signed a proxy card or voted by telephone or on the internet. However, if you hold your shares in street name you must request a legal proxy from your broker or nominee to vote in person at the Annual Meeting.

Shares Held by Broker

If you hold your shares through a broker, bank, or other financial institution, you will receive your proxy materials and voting instructions from the institution. Under New York Stock Exchange rules, your broker, bank, or financial institution will not vote your shares for any of the proposals without your specific instructions. To ensure your vote is counted, you must provide directions to your broker, bank, or financial institution by following its instructions.

Changing Your Vote

If you wish to change your vote, you may do so by submitting a new vote by proxy, telephone, internet, or in person at the meeting. A later vote will cancel an earlier vote. For example, if you vote by internet and later vote by telephone, the telephone vote will count, and the internet vote will be canceled. If you wish to change your vote by mail, you should request a new proxy card from our Secretary at P.O. Box 877, Dubuque, Iowa 52004-0877. Your last vote received before the meeting will be the only one counted. You may also change your vote by voting in person at the meeting. Your vote at the meeting will count and cancel any previous vote.

Vote Required

Votes cast by proxy or in person will be counted by the inspector of election appointed for the meeting who will be present at the meeting. The affirmative vote of a plurality of the shares of common stock present in person or represented by proxy at the meeting and entitled to vote is required for the election of the director nominees named in this proxy statement. In determining a quorum, a “WITHHELD” vote will be counted, but will not be voted in favor of the nominee with respect to whom authority has been withheld. The four nominees that receive the highest number of “FOR” votes will be elected.

To be approved, the non-binding advisory proposal to approve the compensation of our named executive officers requires a majority of votes cast on the proposal.

The Board of Directors will consider shareholders to have selected the frequency (one, two, or three years) that receives the greatest number of votes.

While the Board knows of no other matter to be presented at the meeting or any adjournment or postponement of the meeting, all proxies returned to the Company will be voted on any such matter in accordance with the judgment of the proxies.

Number of Copies Sent to Household

For two or more shareholders sharing the same address, that do not participate in the electronic delivery of proxy materials, we only send your household a single copy of our annual report and proxy statement unless you previously withheld your consent to “householding” or instruct us otherwise. Householding saves us the expense of mailing duplicate documents to your home and conserves our natural resources, and we hope that receiving one copy rather than multiple copies is more convenient for you. However, we will promptly provide additional copies of our fiscal 2019 annual report or this proxy statement to the other shareholders in your household if you send a written request to: Office of the Secretary, Flexsteel Industries, Inc., P.O. Box 877, Dubuque, Iowa 52004-0877, or you may call us at 563-556-7730 to request additional copies. Copies of the annual report, proxy statement, and other reports we file with the SEC are also available on our website at https://ir.flexsteel.com/financial-information/sec-filings or through the SEC’s website at www.sec.gov.

You may revoke your consent to householding at any time by contacting Broadridge Financial Solutions, Inc., either by calling toll-free 866-540-7095, or by writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

More Information about Voting Your Shares

Information regarding the proxy process is available from the SEC on its website at: https://www.sec.gov/spotlight/proxyprocess.htm

PROPOSAL I
ELECTION OF DIRECTORS

Our Amended and Restated Articles of Incorporation permit the election of 13 Directors. The Board currently consists of ten persons divided into three classes. At each Annual Meeting the terms of one class of Directors expire and persons are elected to that class for terms of three years or until their respective successors are duly qualified and elected or until their earlier director class reassignment, resignation, removal, retirement or termination. The Nominating and Governance Committee believes that, as a group, the nominees below bring a diverse range of backgrounds, experiences and perspectives to the Board’s deliberations.

Set forth below is information with respect to all Board members, including the nominees, their recent employment or principal occupation, a summary of their specific experience, qualifications, attributes or skills that led to the conclusion that they are qualified to serve as a director, the names of other public companies for which they currently serve as a director or have served as a director within the past five years, their period of service as a Flexsteel director and their age as of September 30, 2019

The Board of Directors believes that the directors listed below come from a wide variety of business backgrounds, possess highly ethical standards, uncompromising integrity, operate in the best interest of the shareholders and the majority are independent as defined by the Nasdaq Stock Market listing standards.

On June 17, 2019, the Company received notification from Michael J. Edwards, a Class III director, that he will not seek re-election to the Board of Directors at the annual meeting to be held on December 9, 2019. On June 27, 2019, the Company received the resignation from Jeffrey T. Bertsch, a Class III director, effective June 30, 2019. On September 8, 2019, the Company received the resignation from Nancy E. Uridil, a Class II director, effective after the adjournment of the Fiscal 2019 Annual Meeting. With these changes, the Board has determined that the Board shall consist of eight directors and has nominated, based on the recommendation of the Nominating and Governance Committee, William S. Creekmuir, Jerald K. Dittmer, Charles R. Eitel and Matthew A. Kaness for election as Class III Directors of the Company. It is the Nominating and Governance Committee’s intention to seek board approval after the annual meeting to rebalance the director classes by reassigning at least one but not more than two of the Class III directors to either Class I or Class II.

The Class III Directors’ next term expires at the 2022 Annual Meeting or upon their respective successors being elected and qualified or until their earlier director class reassignment, resignation, removal, retirement or termination. It is the intention of the proxies named herein to vote FOR these nominees unless otherwise directed in the proxy.

DIRECTORS NOMINATED FOR ELECTION, CLASS III

William S. Creekmuir Age 64 Director since 2019
Mr. Creekmuir was appointed as a Flexsteel Board member in January 2019. Mr. Creekmuir has been President of Pinnacle Search Partners, a global executive search firm since 2015. Mr. Creekmuir was Executive Vice President and Chief Financial Officer of private equity-owned Simmons Bedding Company, a mattress manufacturer, from 2000 to 2011. On November 16, 2009, the Simmons Bedding Company filed for protection under Chapter 11 of the federal bankruptcy laws, from which it emerged on January 21, 2010. He was Executive Vice President and Chief Financial Officer of LADD Furniture, a furniture manufacturer, from 1992 to 2000. His earlier years were spent with KPMG, where he was named Partner and held responsibilities in both the United States and Ireland. Mr. Creekmuir is also a director of publicly held Party City Holdco Inc. He is a Certified Public Accountant and graduated from The University of North Carolina at Chapel Hill.

Mr. Creekmuir brings to the Board experience in corporate finance, accounting talent management and the furniture industry.

Jerald K. Dittmer Age 62 Director since 2018
Mr. Dittmer joined the Board following his appointment to President and Chief Executive Officer of the Company in December 2018. From 2008 to 2018, Mr. Dittmer served as President of The HON Company, a large office furniture designer and manufacturer serving independent dealers, wholesalers and national suppliers. He drove overall strategy to realign the manufacturing footprint and transforming go-to-market capabilities, including its e-commerce initiatives, which resulted in significant profitable sales growth.

His responsibilities encompassed managing eight manufacturing plants, three distribution centers and 4,000 employees.

Previously, Mr. Dittmer held several leadership roles, including Chief Financial Officer at HNI Corporation, a publicly traded office and home furnishing company, from 1991 to 2008. As Chief Financial Officer, he was responsible for HNI’s domestic and international finance, accounting, treasury, tax, enterprise risk management, internal audit, and information technology. He also played an instrumental role in accelerating the company’s growth rate through acquisitions in the U.S. and Canada. Mr. Dittmer is a graduate of Iowa State University, where he studied accounting and industrial management, and has also completed executive education programs at the University of Michigan and Northwestern University.

Mr. Dittmer brings to the Board more than 25 years of experience in the furniture industry, including top leadership positions overseeing corporate operations, planning, acquisitions and finance.

Charles R. Eitel Age 69 Director since 2019
Mr. Eitel was appointed as a Flexsteel Board member in September 2019. Mr. Eitel is the former Chief Executive Officer and Chairman of the Board of WS Packaging Group, Inc., a privately-owned producer of printed, packaged goods. Mr. Eitel served in those positions between 2015 and February 2018. Between 2009 and 2014, Mr. Eitel was a partner of Eitel & Armstrong, LLC, which is now North Inlet Partners, a consulting practice that provides hands-on operating and financial guidance to middle-market companies. Prior to forming Eitel & Armstrong in 2009, Mr. Eitel served as Vice Chairman of the Board of Directors of the Simmons Bedding Company, an Atlanta-based manufacturer of mattresses, from 2008 to 2009. Mr. Eitel served as Chairman and Chief Executive Officer of the Simmons Bedding Company from 2000 until his appointment to Vice Chairman in 2008. On November 16, 2009, the Simmons Bedding Company filed for protection under Chapter 11 of the federal bankruptcy laws, from which it emerged on January 21, 2010. Mr. Eitel serves on the Board of Directors of publicly held Duke Reality Corporation. He also serves on the Board of Directors of American Fidelity Assurance Corporation, a provider of supplemental health insurance benefits and financial services to education employees, auto dealerships, health care providers, and municipal workers across the United States. From 2011 to 2016, he served as a director of the then public company, Mattress Firm Holding Corp. He is a graduate of Oklahoma State University with a B.S. degree in Business Administration.

Mr. Eitel brings to the Board consulting, business administration, finance, operations, insurance, manufacturing, industry, executive leadership and furniture industry experience.

Matthew A. Kaness Age 46 Director since 2019
Mr. Kaness was appointed as a Flexsteel Board member in September 2019. Mr. Kaness has served as Interim Chairman and Chief Executive Officer of Lucky Brand Dungarees, Inc., a clothing manufacturer, since September 2019. Prior to that, he was the President and Chief Executive Officer of ModCloth, Inc., a multi-channel clothing retailer, from 2015 to 2017 which was sold to Walmart. From 2017 to 2018, Mr. Kaness was an officer in Walmart’s e-commerce US division. Previously, he was the Chief Strategy Officer at Urban Outfitters, Inc., a national clothing retailer.

Mr. Kaness holds a BS-Mechanical Engineering from the Catholic University of America (CUA) and an MBA from the Darden Graduate School of Business at the University of Virginia.

Mr. Kaness brings experience in corporate development, management and e-commerce to the Board.

DIRECTORS CONTINUING TO SERVE WHOSE TERMS EXPIRE AT THE
2021 ANNUAL MEETING, CLASS II

Mary C. Bottie Age 61 Director since 2003
Ms. Bottie was formerly a Motorola Inc. Vice President holding positions in general management, marketing and training and education. During Ms. Bottie’s tenure from 1983 to 2007, she led a division of Motorola in the North America Enterprise and Canadian Government markets, directing all sales, field engineering and system integration personnel. Ms. Bottie also led the marketing organization for a $3 billion sector of the company. She was recognized for the creation of an award-winning sector-level crisis simulation program, global ethics program and leadership resulting in the Malcolm Baldridge National Quality Award. Ms. Bottie received her Bachelor of Science degree in Education from the University of Wisconsin.

Ms. Bottie brings experience in general management, global operations, marketing, and human resources to the Board.

Eric S. Rangen Age 62 Director since 2002
Mr. Rangen has served as Chairman and President of LTC Reinsurance PCC, a protected cell captive insurance company since 2017. He previously served as Executive Vice President - Strategic Initiatives, 2015 to 2017, Optum, part of UnitedHealth Group Inc.; Senior Vice President and Chief Accounting Officer, 2006 to 2015, UnitedHealth Group Inc., a public diversified health and well-being company; Executive Vice President and Chief Financial Officer, 2001 to 2006, Alliant Techsystems Inc., a public advanced weapons and space systems company; Partner 1994 to 2001, Deloitte & Touche LLP, an international accounting firm; Director and Audit Committee Chair, 2015 to 2017, International Market Centers, L.P., owner and operator of markets and showrooms for the furniture, home décor, gift and apparel industries in High Point, NC and Las Vegas, NV. Mr. Rangen earned his Bachelor of Science degree in Business from the University of Minnesota.

Mr. Rangen brings experience in finance, general management, and human resources.

Nancy E. Uridil Age 67 Director since 2010
Ms. Uridil was Senior Vice President, Moen Incorporated, a fashion plumbing and durable goods company from 2005 to 2014; Senior Vice President, 2000 to 2005, Estee Lauder Companies, a cosmetics and hair care manufacturer; Senior Vice President, 1996 to 2000, Mary Kay, Inc., a cosmetics and direct selling company; Multiple positions, 1974 to 1996 Procter & Gamble Co., a consumer goods manufacturer. From 2015 to the present, she has served as director of Federal Home Loan Bank of Cincinnati. Ms. Uridil earned an engineering degree from Purdue University.

Ms. Uridil brings to the Board experience in strategic planning, building global brands, general management, operational expertise in all aspects of global supply chains, and human resources.

On September 8, 2019, Ms. Uridil resigned her directorship effective with the adjournment of the fiscal 2019 annual meeting.

DIRECTORS CONTINUING TO SERVE WHOSE TERMS EXPIRE AT THE
2020 ANNUAL MEETING, CLASS I

Thomas M. Levine Age 70 Director since 2010
Mr. Levine has been an Independent Management Advisor from 1995 to present. Previously at Fostin Capital Corp, a venture capital investment management company, he held the position of Executive Vice President from 1982 to 1999. Prior experience includes Vice President of Foster Industries, Inc., a private investment company, from 1982 to 1994, and the corporate law firm of Berkman Ruslander Pohl Lieber & Engel from 1974 to 1982, where he was a Partner of the firm from 1980 to 1982. Mr. Levine received a Bachelor of Arts degree from Colgate University and a Juris Doctor degree from the University of Chicago Law School. Mr. Levine brings experience in general management, business and legal matters to the Board.

Robert J. Maricich Age 69 Director since 2010
Chairman and Chief Executive Officer, May 2011 to present, International Market Centers, L. P., owner and operator of markets and showrooms for the furniture, home décor, gift and apparel industries in Atlanta, GA, High Point, NC and Las Vegas, NV; President and Chief Executive Officer, 2008 to 2011, of the predecessor company, World Market Center Ventures LLC; President and Chief Executive Officer, 2000 to 2007 and Senior Vice President, 1996 to 1999, Century Furniture Industries, Inc., a furniture manufacturer; President, 1990 to 1996 of two operating companies of LADD Furniture Co., Inc., a furniture manufacturer. Mr. Maricich earned a bachelor’s degree in civil engineering from Montana State University – Bozeman.

Mr. Maricich brings to the Board experience in engineering, manufacturing, product development, sales and marketing, general management and the furniture industry.

All nominees named above have consented to serve as Directors if elected. In the event any of the nominees should fail to stand for election, the persons named as proxy in the enclosed form of proxy intend to vote for substitute nominees as may be selected by the Board. The proxies cannot be voted for a greater number of persons than the number of nominees named in this proxy statement.

The Board recommends a vote FOR its Director nominees named in this Proxy Statement. Proxies solicited by the Board will be so voted unless shareholders specify otherwise in their proxies.

PROPOSAL II
ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Section 14A of the Securities Exchange Act requires public companies to conduct a separate shareholder advisory vote on executive compensation as disclosed in the Executive Compensation/Compensation Discussion and Analysis section, including the compensation tables and related narrative of the annual Proxy Statement. While this advisory vote, commonly referred to as a “say-on-pay” vote, is non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation programs. At the 2013 shareholders’ meeting, our shareholders approved our recommendation to perform a say-on-pay vote every three years.

Based on the aforementioned Executive Compensation/Compensation Discussion and Analysis, and in accordance with Section 14A of the Securities Exchange Act, we are asking shareholders to approve the following advisory resolution at the 2019 Annual Meeting:

RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Executive Compensation/Compensation Discussion and Analysis section, including the compensation tables and the related narrative disclosure in the Proxy Statement for the Company’s 2019 Annual Meeting.

The Board of Directors recommends a vote FOR adoption of the resolution approving the compensation of our named executive officers.

PROPOSAL III
ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON
EXECUTIVE COMPENSATION

In addition to the advisory vote on executive compensation discussed in Proposal II, Section 14A of the Securities Exchange Act requires that, at least once every six years, we present our shareholders the opportunity to vote, on an advisory basis, on the frequency with which we should conduct future advisory votes on executive compensation. By voting on this Proposal, you have an opportunity to vote on whether you would prefer that we conduct future advisory votes on executive compensation once every year, once every two years or once every three years. Shareholders may, if they wish, abstain from casting a vote on this proposal.

At the Company’s 2013 annual shareholders’ meeting, an advisory vote of every three years received the highest number of votes cast by shareholders. Our Board continues to believe that a frequency of three years for an advisory vote on executive compensation will allow our shareholders to provide input on our executive compensation philosophy, policies and practices as disclosed in the Proxy Statement. The Board believes that a three-year vote is consistent with the Company’s Nominating and Compensation Committee’s outlook on setting longer-term objectives that focus on performance goals that increase shareholder value. The three-year period ties to our customary process of obtaining a formal compensation study, setting goals for long-term performance periods related to our equity incentive plans and developing long-term business objectives. The Company recognizes that the shareholders may have different views on this issue, and therefore we look forward to hearing from our shareholders as to their preferences on the frequency of an advisory vote on executive compensation.

You may cast a vote on your preferred voting frequency by selecting the option of one year, two years or three years (or abstaining) when voting in response to the resolution set forth below.

RESOLVED, that the shareholders determine, on an advisory basis, whether the preferred frequency of an advisory vote on the executive compensation of the Company’s named executive officers as set forth in the Proxy Statement should be every year, every two years or every three years.

This vote is advisory and not binding on us or the Board in any way. However, the Board and the Compensation Committee will take into account the outcome of the vote when considering the frequency of future advisory votes on executive compensation. The Board may decide that it is in the best interests of our shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the frequency receiving the most votes cast by our shareholders.

The Board of Directors recommends you vote FOR adoption of the resolution approving a frequency of three years for future non-binding, advisory shareholder votes on compensation of our named executive officers.

DIRECTOR COMPENSATION

Annual Compensation

Our non-executive directors received annual compensation as shown in the table below. There are no additional meeting fees. The Board Chair and members of our committees receive additional compensation due to the workload and broad responsibilities of these positions. All compensation is paid quarterly.

The following table sets forth the cash and non-cash compensation for fiscal 2019 awarded to or earned by each of our directors who is not also a named executive officer.

Name(1)	Fees Earned or Paid in Cash ($)(2)	Equity Awards ($)(3)	Total ($)
Thomas M. Levine – Board Chair	87,000	50,018	137,018
Mary C. Bottie	71,500	50,018	121,518
William S. Creekmuir	25,750	24,991	50,741
Michael J. Edwards	71,500	50,018	121,518
Robert J. Maricich	51,500	50,018	101,518
Eric S. Rangen	65,000	50,018	115,018
Nancy E. Uridil	71,500	50,018	121,518
(1)	As of June 30, 2019, each Director who is not an employee had the following stock options outstanding; Mr. Levine, 5,500; Mr. Maricich, 5,500; Mr. Rangen, 15,500; and Ms. Uridil, 13,000. Mr. Bertsch has been excluded from this table due to his serving as Interim President during fiscal year 2019. His compensation as Interim President as well as compensation he received as a Director of the Company are included in the Summary Compensation Table.
(2)	Each non-executive Director is paid a retainer at the rate of $40,000 per year. In addition, the Chair of the Board is paid an additional retainer of $35,000 per year. Based on a director compensation study provided by Meridian Compensation Partners, LLC, the retainer of the Chair of the Board was increased to $65,000 per year, effective July 1, 2019. Mr. Levine was nominated and elected Chair of the Board after the fiscal year 2018 annual meeting. The Audit and Ethics Committee Chair is paid a retainer of $15,000 per year. Mr. Rangen was elected as Chair of the Audit and Ethics Committee after the fiscal year 2018 annual meeting. The Compensation Committee Chair and the Nominating and Governance Committee Chair are each paid a retainer of $7,500 per year. Audit and Ethics Committee members receive an additional retainer of $7,500 per year. Compensation Committee and Nominating and Governance Committee members receive an additional retainer of $4,000 per year. During the President and Chief Executive Officer transition, a temporary Executive Committee was formed to lead the search process for the replacement and provide day to day leadership of the company during the search. Each member of the Executive Committee received an additional retainer of $5,000 per month plus expenses during the period in which the Committee was active.
(3)	Each Director receives a quarterly stock grant with a value of $12,500, rounded to the nearest share, with no additional vesting requirements. Directors are expected to accumulate Flexsteel shares of common stock valued at three times the annual Director cash compensation.

CORPORATE GOVERNANCE

Board of Directors

Our Board of Directors is currently comprised of ten members including one executive director. Michael J. Edwards notified the Company that he will not stand for re-election at the fiscal 2019 Annual Meeting. Nancy E. Uridil resigned her directorship effective at the adjournment of the fiscal 2019 Annual Meeting. The Board does not at this time intend to fill the vacancy that will result from Ms. Uridil’s resignation. During the fiscal year ended June 30, 2019, six meetings of the Board were held. All of the directors of the Company attended 100% of the meetings of the Board held while on the Board and 100% of the committee meetings on which they served. The Company does not have a formal policy regarding attendance by Board members at the Company’s annual meeting, but the Board encourages all its members to attend the annual meeting of shareholders. All the serving members of the Board of Directors attended the prior year’s annual meeting.

The Board has determined that the following directors, which constitute a majority of the Board of Directors, are independent directors as defined by The Nasdaq Stock Market listing standards: Mary C. Bottie, William S. Creekmuir, Michael J. Edwards, Charles R. Eitel, Matthew A. Kaness, Thomas M. Levine, Robert J. Maricich, Eric S. Rangen and Nancy E. Uridil. The independent directors meet periodically in executive session as part of a Board meeting.

Board Leadership Structure

The Board elected an independent director, Mr. Levine, to serve as Chair of the Board. Our Bylaws provide that the Chair of the Board may be an independent director or the Chief Executive Officer of the Company. In making leadership determinations, the Board considers many factors including the specific needs of the business and what is in the best interest of our shareholders. The Board believes that presently it is in the best interest of the Company that the positions of Chair of the Board and Chief Executive Officer are separate. The Board believes that this separation is presently appropriate as it allows the Chief Executive Officer to focus primarily on strategy, leadership and execution of operations while the Chair of the Board can focus on leading the Board.

Ability of Shareholders to Communicate with the Board of Directors

The Board has provided the means by which shareholders may send communications to the Board or to individual members of the Board. Such communications, whether by letter, email or telephone should be directed to the Secretary of the Company at P.O. Box 877, Dubuque, Iowa 52004-0877, or telephone number of (563) 556-7730 who will forward them to the intended recipients. Unsolicited advertisements or invitations to conferences or promotional material, in the discretion of the Secretary, may not be forwarded to the directors.

Risk Oversight

The Board of Directors is responsible for consideration and oversight of risks facing Flexsteel. Together with the Board’s standing committees, the Board is responsible for ensuring that material risks are identified and managed appropriately. The Board and its committees regularly review strategic, operational, financial, compensation and compliance risks with senior management. The Audit and Ethics Committee establishes, reviews and periodically updates the Guidelines for Business Conduct to ensure compliance with all applicable rules and regulations, and that management has established a system of enforcement. The Audit and Ethics Committee regularly evaluates financial and accounting risk exposures, the controls management has implemented, and reviews our insurance programs. The Compensation Committee considers risks in the design of compensation programs for our executive officers. The Nominating and Governance Committee is responsible for identification, monitoring, and disclosure of enterprise risks.

Committees of the Board

Subject to our Bylaws, applicable law and regulatory requirements, the Board may establish additional or different committees from time to time. Our Board of Directors has established three standing committees: Audit and Ethics Committee, Compensation Committee, and Nominating and Governance Committee. The charters of all three committees are available at https://ir.flexsteel.com/corporate-governance/governance-overview. The principal duties of the three committees are set forth below.

Audit and Ethics Committee – Appoints and confers with the independent registered public accounting firm on various matters, including the scope and results of the audit; authorizes special reviews or audits; reviews and approves quarterly and annual SEC filings; reviews internal auditing procedures and the adequacy of internal controls; and reviews policies and practices relating to compliance with laws, conflicts of interest and ethical standards of the Company. The Committee held four meetings during the fiscal year ended June 30, 2019. The Committee members are Eric S. Rangen - Chair, William S. Creekmuir, Michael J. Edwards and Robert J. Maricich. The Board has determined that all four members of the Audit and Ethics Committee qualify as “audit committee financial experts” within the meaning of the Securities Exchange Act of 1934, as amended, referred to as the “1934 Act”.

Compensation Committee – Reviews performance, compensation and benefits of all executive officers; approves all equity compensation; develops and maintains succession planning policies and criteria for executive officers; and makes recommendations regarding Board compensation. The Committee held four meetings during the fiscal year ended June 30, 2019. The Committee members are Mary C. Bottie - Chair, Michael J. Edwards, Robert J. Maricich and Nancy E. Uridil.

Nominating and Governance Committee – Recommends directors and reviews qualifications of director candidates; evaluates Board and individual Director performance; develops and recommends a succession plan for the Board; reviews and recommends the practices, policies and procedures of the Board; conducts new Board member orientation and ongoing education for Board members; and reviews corporate responsibility, diversity and sustainability. The Committee held three meetings during the fiscal year ended June 30, 2019. The Committee members are Nancy E. Uridil - Chair, Mary C. Bottie and William S. Creekmuir.

Code of Ethics

The Company has a written code of ethics titled Guidelines for Business Conduct. The code of ethics applies to the Company’s directors and employees. The code of ethics includes guidelines relating to the ethical handling of actual or potential conflicts of interest, compliance with laws, accurate financial reporting, and procedures for promoting compliance with, and reporting violations of, the code of ethics. The Guidelines for Business Conduct is available on the Company’s website at https://ir.flexsteel.com/corporate-governance/governance-overview. The Company intends to post any amendments to its code of ethics at this location on its website.

Related Party Transaction Policy

The Audit and Ethics Committee of the Board of Directors has adopted a written policy regarding transactions with related parties. In accordance with the policy, the Audit and Ethics Committee is responsible for the review and approval of all transactions with related persons that are required to be disclosed under the rules of the Securities and Exchange Commission. Under the policy, a “related person” includes any of the Flexsteel directors or executive officers, certain shareholders and any of their respective immediate family members. The policy applies to transactions in which Flexsteel is a participant, the amount involved exceeds $120,000 and a related person has a direct or indirect material interest. Under the policy, all material information related to any covered transaction is to be disclosed to the Audit and Ethics Committee. The Audit and Ethics Committee may use any process and review any information that it determines is reasonable under the circumstances in order to determine whether the covered transaction is fair and reasonable, on terms no less favorable to Flexsteel than could be obtained in a comparable arms-length transaction with an unrelated third party and in the best interests of Flexsteel. There were no reportable transactions during the fiscal year ended June 30, 2019.

Compensation Committee Interlocks and Insider Participation

The current members of the Company’s Compensation Committee are Mary C. Bottie - Chair, Michael J. Edwards and Nancy E. Uridil, none of whom are, or have been, an officer of the Company. Robert J. Maricich is also a member of the Compensation Committee and served as an officer of the Company from May 1, 1989 to July 12, 1989. No executive officer of the Company served as a director of another entity that had an executive officer serving on the Company’s compensation committee. No executive officer of the Company served as a member of the compensation committee of another entity which had an executive officer who served as a director of the Company.

Stock Option, Restricted Stock Unit, and Restricted Share Granting Policy

The Compensation Committee has formalized its stock option, unit and share granting practices by adopting a policy for the grant of stock options, restricted units and restricted shares. The policy reflects the Compensation Committee’s long-standing approach to grants described in the Compensation Discussion & Analysis section under Omnibus Stock Plan. In addition, the policy provides, among other things, that all grants must be approved by the Compensation Committee or its designee; the grants may not be awarded to a current director, officer or employee during any quarterly or other blackout period as defined in our insider trading policy; and the exercise price for any stock options granted will be equal to the last sale price per share of our common stock as reported on The Nasdaq Stock Market on the grant date. The policy also specifies procedures for granting stock options, restricted units or restricted shares to newly hired executive officers; and that any program, plan or practice to time or to select the grant dates of stock options, restricted units or restricted shares in coordination with the release by us of material non-public information is prohibited.

Stock Ownership Guidelines

The Board adopted Stock Ownership Guidelines for its Section 16 executive officers, non-employee directors of the Board, officers of the Company, and all other employees that receive stock-based compensation. These individuals are expected to accumulate Flexsteel shares of common stock valued in the following amounts:

•	Directors:	Three times annual director cash compensation
•	Chief Executive Officer:	Four times annual salary
•	Executive Officers:	Two times annual salary
•	Officers:	Base salary
•	Key Associates:	One-half of base salary

Ownership includes direct ownership, joint ownership by participant or their spouse, and indirect ownership through a trust, partnership, limited liability company or other entity for the benefit of the participant or spouse. In addition, ownership includes restricted stock awards and intrinsic value of unexercised stock options acquired under Flexsteel’s equity plans.

Policy on Securities Trading - Hedging and Pledging

As part of its Policy Statement on Securities Trading and Communications with Outsiders (Regulation FD), Flexsteel prohibits directors and officers from using any strategies or products (including “put” or “call” options or “selling short” techniques) to hedge against potential changes in the value of Flexsteel common stock. In addition, directors and officers may not pledge Flexsteel common stock as collateral.

Nominating Matters

The Nominating and Governance Committee of the Board of Directors is responsible for making recommendations to the Board concerning nominees for election as directors and nominees for Board vacancies. When assessing a director candidate’s qualifications, the Nominating and Governance Committee considers current and future strategic needs of the Company and the candidate’s expertise in finance, general management, human resources, legal, traditional and digital marketing, e-commerce, sales, operations, manufacturing, supply-chain, company culture, and their independence, high ethical standards, and uncompromising integrity. In addition, the Nominating and Governance Committee looks at the overall composition of the Board and how a candidate would contribute to the overall synergy and collaborative process of the Board. The Nominating and Governance Committee has not established specific minimum eligibility requirements for candidates other than high ethical standards, uncompromising integrity, commitment to act in the best interests of the shareholders, requirements relating to age and ensuring that a majority of the Board remains independent.

In addition to the considerations described above, our Nominating and Governance Committee considers diversity in its evaluation of candidates for Board membership. Although the Company has no formal diversity policy, the Board believes that diversity with respect to factors such as background, experience, skills, race, gender and national origin is an important consideration in Board composition. The Nominating and Governance Committee discusses diversity considerations in connection with each candidate as well as on a periodic basis in connection with the composition of the Board as a whole.

If the Nominating and Governance Committee approves a candidate for further review following an initial screening, the Nominating and Governance Committee will establish an interview process for the candidate. Generally, the candidate will meet with the members of the Nominating and Governance Committee, along with the Chief Executive Officer. Contemporaneously with the interview process, the Nominating and Governance Committee will conduct a comprehensive conflicts-of-interest assessment of the candidate. The Nominating and Governance Committee will also take into consideration the candidate’s personal attributes, including integrity, loyalty to and concern for the success and welfare of the Company and its shareholders, willingness to apply sound and independent business judgment, awareness of a director’s role in good corporate citizenship and image, time available for meetings and Company matters, and willingness to assume fiduciary responsibilities. The Nominating and Governance Committee will conduct a background check and consider all available information in determining whether to recommend the candidate to the full Board.

Recommendations for candidates to be considered for election to the Board at our annual shareholder meetings may be submitted to the Nominating and Governance Committee by our shareholders. Candidates recommended by our shareholders will be considered under the same standards as candidates that are identified by the Nominating and Governance Committee. Any nominations for director to be made at an annual meeting of shareholders must be made in accordance with the requirements described in the section of this Proxy Statement entitled Proposals by Shareholders. To enable the committee to evaluate the candidate’s qualifications, shareholder recommendations must include the following information:

•	The name, age, business address and, if known, residence address of each nominee proposed in such notice;
•	The principal occupation or employment of each such nominee; and
•	The number of shares of stock of the Company, which are beneficially owned by each such nominee.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and certain officers and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Based on its review of the copies of such reports filed with the SEC, the Company believes that during fiscal year 2019, all filing requirements applicable to our directors, certain officers, and owners of more than 10% of the Company’s common stock have been met, except one Form 4 was filed late for each of Steven K. Hall, Marcus D. Hamilton and T. Heath Willis.

Audit and Ethics Committee Report

The Audit and Ethics Committee has reviewed and discussed the audited financial statements with management. The Audit and Ethics Committee has discussed with Deloitte & Touche LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board. The Audit and Ethics Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Audit and Ethics Committee concerning independence and has discussed with Deloitte & Touche LLP the firm’s independence. Based on the review and discussions referred to above in this report, the Audit and Ethics Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the last fiscal year for filing with the SEC.

This report has been prepared by members of the Audit and Ethics Committee. Members of this Committee are:

Eric S. Rangen, Chair	William S. Creekmuir	Michael J. Edwards	Robert J. Maricich

EXECUTIVE OFFICERS

The following individuals are executive officers of the Company:

Jerald K. Dittmer Age 62 President & Chief Executive Officer	See biographical information set forth under Proposal No. I Election of Directors.

Marcus D. Hamilton Age 46 Chief Financial Officer, Treasurer & Secretary
Mr. Hamilton has served as Chief Financial Officer of the Company since January 2018 and was named Treasurer and Secretary in June 2018. In addition to over 20 years of experience in finance, accounting, strategy and general management, Mr. Hamilton has significant expertise in manufacturing, distribution and supply chain management for consumer products companies.

Mr. Hamilton was the Global Vice President of Finance for the Valspar Corporation, a global consumer paint and industrial coating company, from 2014 to 2017. His responsibilities included providing financial leadership to the Consumer Paint organization, establishing strategy, driving growth and improved profitability across operations in North America, Asia, Australia, New Zealand and Europe. Prior to Valspar, he held the role of Chief Financial Officer from 2011 to 2014 at Ames True Temper, Inc., a manufacturer of non-powered lawn and garden equipment.

Previously, Mr. Hamilton also held both financial and general management roles at Stanley Black & Decker, Inc., a global power and hand tool manufacturer; FCI, an electronics manufacturer and marketer; and Haworth, Inc., a large-scale, privately held office furniture manufacturer.

Mr. Hamilton is a graduate of Western Michigan University with a Bachelor of Business Administration and earned his Master of Business Administration from the University of Maryland.

Michael J. McClaflin Age 56 Chief Information Officer
Mr. McClaflin joined the Company in March 2019 as Chief Information Officer. Mr. McClaflin is responsible for strategic technology and information management for both internal systems and external go-to-market capabilities. He has over 25 years of experience in ERP systems, eBusiness, business intelligence, IT operations, and process and performance improvements.

Prior to Flexsteel, Mr. McClaflin was the Director of Acquisition Strategy and Integration for the Birmingham-based Industrial Parts division of Motion Industries, a distributor of automotive replacement parts, from 2018 to 2019. Prior to that, Mr. McClaflin spent 12 years in the furniture industry at HNI Corporation where he held various technology leadership positions including serving as Vice President of eBusiness and IT for the HON Company.

Mr. McClaflin is a graduate of Upper Iowa University, where he studied Accounting and General Management. He also earned his Master of Business Administration with an emphasis in marketing from the University of Iowa Henry B. Tippie College of Business.

Timothy P. Newlin Age 48 Vice President, Marketing and Product Management
Mr. Newlin has 14 years of experience in leadership roles at Flexsteel Industries, and in July 2019 was named Vice President, Marketing & Product Management. He is responsible for the product portfolio appearance, functionality, performance, profitability and life cycle; for the physical innovation, engineering and development of product; and for the development of the Flexsteel brand and product story, as well as supporting all sales channels with physical and digital assets.

Prior to his current position he was Vice President, Home Furnishings, of the Company from June 2017 to July 2019, where he provided the strategic direction for the business with full profit and loss responsibility and was head of the functions of Merchandising, Sales, Retail Development, and Design. Mr. Newlin was National Sales Director, from 2016 to 2017 and North Central Sales Manager from 2005 to 2017.

Mr. Newlin has a business degree in Marketing with a focus on merchandising from Miami University Ohio.

T. Heath Willis Age 46 Vice President, Direct Commerce
Mr. Willis joined Flexsteel Industries in March 2019 as Vice President, Direct Commerce. Mr. Willis is responsible for developing and leading the strategy of Flexsteel’s digital transformation, which includes modernizing the entire digital path to purchase, accelerating opportunities with the Company’s eCommerce partners and leading the Home Styles ready-to-assemble furniture online business unit.

From 2018 to 2019, Mr. Willis served as Vice President for North America eCommerce at Keter Group, a resin plastic manufacturer of outdoor furniture, sheds and storage, as well as hardware and home items. Prior to that, Mr. Willis spent 12 years at The Coca-Cola Company in the area of global shopper marketing and digital strategy for large, multinational customers.

Mr. Willis is a graduate of the University of Arkansas with a business degree in Marketing Management.

David E. Crimmins Age 38 Vice President, Sales
Mr. Crimmins joined Flexsteel Industries in September 2019 as Vice President, Sales. He has more than 12 years of experience in the furniture industry, including sales and marketing leadership positions across multiple brands and market segments.

From 2018 to 2019, Mr. Crimmins was the Vice President of Sales and Marketing for the UK-based North American division of The Senator Group, representing both the Allermuir and Senator brands. His responsibilities included building sales and marketing capabilities, developing and executing go-to-market strategies, and driving improved financial performance across operations in North America. Mr. Crimmins also held multiple sales and general management related roles of increasing responsibility within HNI Corporation, a office and home furnishing company across multiple operating companies from 2008 to 2017.

Mr. Crimmins is a graduate of The University of Northern Iowa where he studied marketing and holds a Master of Business Administration from the University of Baltimore.

C. Anthony Hayden Age 57 Vice President, Operations
Mr. Hayden joined Flexsteel Industries in February 2019 as Vice President, Manufacturing and was named Vice President, Operations in August 2019. He has more than 25 years of experience in furniture manufacturing operations, including lean manufacturing implementation along with leading the procurement, sourcing and logistics functions.

From 2012 to 2017, Mr. Hayden served as Vice President, Operations for the Wood Group at HNI Corporation, an office and home furnishing company. His experience at HNI also included increasing levels of responsibility in the roles of General Manager, Group Vice President and Vice President, International Operations from 1989 to 2017. His responsibilities included managing domestic operations for three different HNI divisions, its operations in China and India and completing due-diligence analysis for international acquisitions.

Mr. Hayden is a graduate of The University of Iowa with a Bachelor of Business Administration.

Stacy M. Kammes Age 39 Vice President, Human Resources
Ms. Kammes joined Flexsteel Industries in 2014 as Vice President, Human Resources. With 14 years of HR experience, she is responsible for leading the Human Resources function and providing expertise on organizational development, talent acquisition and development, compensation, benefits and labor relations.

From 2006 to 2014, Ms. Kammes served as an HR Leader-Organizational Effectiveness Talent, Global Supply Chain and On Highway Business for Cummins Emission Solutions, a global leader in designing, manufacturing and integrating exhaust aftertreatment solutions. In these roles, she drove talent acquisition, performance management, training and development, succession planning and labor relations across multiple global manufacturing, distribution and corporate locations. Earlier in her career, Ms. Kammes held several plant HR positions within Cummins Emission Solutions and Federal Mogul, a manufacturer of industrial products.

Ms. Kammes is a graduate of the University of Wisconsin-Platteville, where she studied Business Administration with emphasis in General Management and Human Resource Management. She also completed her Master of Business Administration from Upper Iowa University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis explains the material elements of the compensation of the Company’s named executive officers and describes the objectives and principles underlying the Company’s executive compensation program for named executive officers and decisions made for fiscal 2019. The Compensation Committee of the Board of Directors, referred to as the “Committee”, is responsible for establishing the policies and programs for compensating the officers listed in the Summary Compensation Table below, referred to as “named executive officers.” The Committee is comprised of independent directors as defined in The Nasdaq Stock Market listing standards. The Committee also has oversight responsibility of our cash incentive compensation plan, stock plans, long-term incentive plan and other benefit plans for our named executive officers.

Compensation Philosophy and Objectives.   We believe it is in our shareholders’ interests to attract, motivate and retain highly qualified individuals in critical positions by providing competitive compensation opportunities. Our guiding compensation principles endeavor to align executive compensation with our strategic objectives and financial performance. We believe that our compensation programs are aligned with our strategic objectives. Most importantly, we believe that our executive compensation programs appropriately link pay to performance and are well aligned with the long-term interests of our shareholders. We further believe that our executive compensation principles have resulted in executive compensation decisions that have appropriately recognized executive performance which have benefited the Company and our shareholders and are expected to drive long-term shareholder value. The following list provides the guiding principles of our compensation programs:

•	Attract, develop and retain highly competitive leaders;
•	Link pay to performance;
•	Incent executives to grow the business and increase shareholder value;
•	Reward team and individual results;
•	Make a significant level of total target compensation variable;
•	Compete with our peer group;
•	On aggregate, high performers base salary will be higher than the peer set;
•	Our Compensation Plans will be easy to understand and administer without compromising the plans; and Support the overall business objectives and strategy.

Key compensation decisions made by the Committee include:

•	Salary and incentives in our executive officer compensation programs are targeted to the median of our peer group, for commensurate performance;
•	Annual cash incentive and long-term incentives are based on performance, requiring the achievement of pre-determined individual financial and non-financial goals, which drive shareholder value; and
•	A limited number of perquisites are offered.

At the 2016 shareholders’ meeting, our shareholders approved an advisory (non-binding) proposal concerning our fiscal 2016 executive compensation program with approximately 95% of the votes cast in favor of the proposal. The Committee interprets this vote as an affirmation of the Company’s executive compensation program. The Committee stays current with relevant compensation practices to continuously improve compensation plans and align executive compensation with the interests of shareholders. Our shareholders also approved our recommendation to perform a say-on-pay vote every three years. An advisory vote on executive compensation is included in this Proxy Statement in Proposal II and an advisory vote on the frequency of advisory votes is included in this Proxy Statement in Proposal III.

Competitive Positioning and Compensation Consultant.   The Committee regularly reviews executive officer compensation levels to ensure we will be able to attract and retain the caliber of executive officers needed to run our business and that pay for executives is reasonable and appropriate relative to market practice. The Committee periodically completes an in-depth analysis of the Company’s compensation philosophy and structure, including the level of various compensation components, such as salary, annual incentive, and long-term incentive opportunities among peer group companies assisted by an independent compensation consulting firm. The most recent survey was completed for the Committee in June 2019 with the assistance of the independent consulting firm Meridian Compensation Partners, LLC, referred to as “Meridian,” which was hired by the Committee. Meridian benchmarked named executive officer pay opportunities against the external market and focused the analysis on pay program opportunities and structure. Meridian evaluated the market competitiveness of Flexsteel’s compensation offering in the following categories: base salary, target annual incentives, target total cash compensation (base salary plus target annual incentives), grant date value of long-term incentives, and target total compensation (target total cash plus long-term incentives). Flexsteel’s executive officer compensation was compared with size-adjusted market data from a customized group of companies. Meridian identified, and the Committee approved 16 peer companies for use in executive officer compensation reviews as follows:

•	American Woodmark Corporation	•	Kimball International, Inc.
•	Bassett Furniture Industries, Inc.	•	Knoll, Inc.
•	Culp, Inc.	•	La-Z-Boy Incorporated
•	Dixie Group, Inc.	•	Lifetime Brands, Inc.
•	Ethan Allen Interiors Inc.	•	The Lovesac Company
•	HNI Corporation	•	Patrick Industries, Inc.
•	Hooker Furniture Corporation	•	Sleep Number Corporation
•	Johnson Outdoors Inc.	•	Trex Company, Inc.

Role of Executives in Establishing Compensation.   Our Chief Executive Officer plays an integral role in recommending compensation for executive officers (including base salary and performance-based annual and long-term cash and equity compensation). Our Chief Executive Officer participates in Committee meetings to provide background information on our business, financial and operational objectives, and annually reviews the performance of each executive officer based on their contributions to achieving our business, financial and operational objectives and recommends compensation for our executive officers. Committee members also develop their own opinions on the annual performance of our executive officers based on their interactions with them. As required by the listing standards of The Nasdaq Stock Market LLC, our Chief Executive Officer does not participate in deliberations concerning, or vote on, his compensation arrangement. The Committee approves the compensation for all executive officers.

Components of Executive Compensation.   The principal components of our executive officer compensation program include base salary, annual cash incentive compensation and long-term incentives using our common stock and benefit programs.

Base Salary.   An individual executive officer’s base salary is based upon the executive officer’s level of responsibility, cumulative knowledge and experience, past individual performance, contributions to past corporate performance, and competitive rates of pay. The Committee reviews each executive officer’s salary annually and makes adjustments, as appropriate, based on the Chief Executive Officer’s recommendation including any change in the executive officer’s responsibilities, the executive officer’s past performance and changes in competitive salary levels provided by the compensation consultants retained by the Committee.

Cash Incentive Compensation.   The purpose of our Cash Incentive Compensation Plan, referred to as the “CIP,” is to align incentive compensation with performance measures that drive the Company’s market value. The CIP is also designed to promote the accomplishment of corporate objectives as reflected in the Company’s annual operating plan and objectives established by management, and to recognize achievement through the payment of incentive compensation. After the completion of the year, the Committee ratifies cash incentives based principally on the extent to which objectives have been achieved. If threshold performance levels are not met, no award is made. The incentive award levels are expressed as a percentage of the executive officer’s base salary ranging from 35% to 115% based on the individual’s responsibility level and total compensation. The payouts of the individual objectives of the CIP range from threshold of 40% to a maximum of 200% of the target award. When the threshold performance is achieved, the payout percentage increases proportionately to the improvement in performance as measured against the objective. The objectives for fiscal year 2019 were the same for all the named executive officers: 50% diluted earnings per share, 20% net sales and 30% free cash flow, and as evaluated by the Committee.

The performance objectives under the cash incentive compensation plan for fiscal 2019 were as follows:

•	Target: diluted earnings per share: $3.19, net sales: $540.9 million, free cash flow: $1.4 million.
•	Threshold: diluted earnings per share: $2.87, net sales: $513.9 million, free cash flow: $0.7 million.
•	Maximum: diluted earnings per share: $3.73, net sales: $584.2 million, free cash flow: $3.0 million.

For fiscal year 2019, the Company achieved its performance objectives as a percentage of target as follows:

•	Diluted earnings per share: 0%
•	Net sales: 0%
•	Free cash flow: 0%

As reflected in the column titled “Non-Equity Incentive Plan Compensation” of the Summary Compensation Table, because none of the corporate performance objectives for fiscal 2019 were met, no cash incentive compensation was made to named executive officers for fiscal 2019.

Long-Term Incentives.   The purpose of the Long-Term Incentive Compensation Plan, referred to as the “LTIP,” and the Omnibus Stock Plan, referred to as the “Stock Plan,” is to promote the interests of the Company and its shareholders by providing key personnel of the Company with an opportunity to acquire a proprietary interest in the Company and reward them for achieving a high level of corporate performance, and thereby develop a stronger incentive to put forth maximum effort for the continued success and growth of the Company. In addition, the opportunity to acquire a proprietary interest in the Company will aid in attracting and retaining key personnel of outstanding ability. The level of award opportunities, as combined under both plans, are intended to be consistent with comparable companies and reflect an individual’s level of responsibility and performance.

Long-Term Incentive Compensation Plan.   Under the LTIP, it is generally intended that the established performance goal or goals will be measured over a three-year period. The Committee will also establish the weighting of each corporate performance objective for purposes of the performance calculations in advance of each performance period. The Committee selected fully diluted earnings per share and total shareholder return for the three-year performance period beginning on July 1, 2016 and ending on June 30, 2019. The performance objectives were selected as the best reflection of our corporate performance as most relevant to our shareholders, at this time. The specific performance targets are expressed in an aggregate amount for the three-year period. The Committee endeavors to set the targets at levels that challenge our executive officers to improve operating results and enhance shareholder value.

At the start of each three-year performance period, the Committee establishes a target number of shares of our common stock that each executive officer can earn subject to our achievement over the three-year performance period of threshold, target and maximum levels of each corporate performance objective. Threshold and maximum levels will be expressed as a multiple of the target level. For the performance period that began July 1, 2016 the target number of shares for which each executive officer is eligible is based on a percentage of the executive officer’s base salary at the beginning of the performance period and was as follows (i) Mr. Hamilton, 50% and pro-rated for time of employment during the performance period, (ii) Messrs. Dittmer, McClaflin, Newlin and Willis were not participants in the performance period. The payouts of the individual objectives of the LTIP range from threshold of 40% to a maximum of 200% of the target award. When the threshold level is achieved, the payout percentage increases proportionally to the improvement in performance as measured against the objective. The beginning of each fiscal year triggers the start of another three-year performance period. This plan structure results in three active performance periods being in place at any given time. The number of shares for which the named executive officers are eligible for the three-year period ending June 30, 2021 are set forth in the Grants of Plan Based Awards Table.

For the three-year performance period ending June 30, 2019, the fully diluted earnings per share performance objectives reflecting three-year totals, for the threshold, target and maximum levels were $8.60, $9.45, and $10.30, respectively. During this period, the Company achieved 0% of the target fully diluted earnings per share and 0% of target Total Shareholder Return objectives. The Option Exercises and Stock Vested Table reflects that no named executive officer earned any shares under the LTIP in fiscal 2019.

Omnibus Stock Plan.   During fiscal 2019, the Company granted stock options, restricted stock units and restricted stock to executive officers under the Stock Plan. In response to industry practices and competitive forces, the Committee has determined to emphasize stock awards over options awards. The Committee also believes that stock awards are a more effective way to provide named executive officers with a proprietary interest in the Company and assist the named executive officers to meet the stock ownership guidelines established by the Board. See “Corporate Governance – Stock Ownership Guidelines.” Generally, stock awards annually vest over a three year period.

Stock options awarded under the shareholder approved plan, give executive officers the opportunity to purchase our common stock for a term not to exceed ten years and at a price of no less than the closing sale price of our common stock on the date of grant. Executive officers benefit from stock options only to the extent stock price appreciates after the grant of the option. The Committee recognizes that each executive officer, rather than the Committee, decides whether or not to exercise an option at any given time. For this reason, the Committee’s decision to grant a stock option to an executive officer does not take into account any gains realized by the executive officer due to a decision to exercise a pre-existing option in any given year. The Committee has not repriced stock options or replaced stock options that are underwater in the past and does not intend to engage in either practice in the future.

Stock options, restricted stock units and restricted stock are granted at the Committee’s regularly scheduled meetings, based on recommendations from the Chief Executive Officer, the participant’s level of responsibility and total compensation. Most Committee meetings are scheduled a year in advance. Scheduling decisions for Committee meetings are made without regard to anticipated earnings or other major announcements by us. The Committee will consider granting various types of equity to newly hired executive officers on a case-by-case basis.

The number of stock options, restricted stock units and restricted stock granted in fiscal 2019 to each of the named executive officers is set forth in the Grants of Plan Based Awards Table.

Severance Plan for Management Employees and Change in Control Benefits.   In fiscal 2019, the Company adopted a Severance Plan for Management Employees that provides for the payment of severance to named executive officers in the event of an involuntary termination initiated by the Company whether or not related to a change-in-control. This Severance Plan was intended to assist in the recruiting of key personnel. The CIP and LTIP award agreements provide for double-trigger vesting for awards; meaning that there must be both a change-in-control and a qualifying termination of employment in order for the awards to vest in connection with or following such change-in-control. The outstanding restricted stock units, restricted stock and stock options will vest upon the occurrence of a change-in-control alone. In fiscal 2019, the Company entered into Retention Bonus Agreements with Messrs. Hamilton, Newlin, Hall, and Stanley that provide that each of them will receive a lump sum payment equal to 30% of his highest base salary through December 31, 2019, if his employment with the Company continues through December 31, 2019 or employment is involuntarily terminated before December 31, 2019 by the Company without Cause as that term is defined in the Company’s CIP. Due to Mr. Hall and Mr. Stanley leaving the employment of Flexsteel prior to the vesting date, neither are eligible to receive this bonus. These agreements were intended to provide additional incentives for such individuals to remain with the Company as a result of the previously announced search for a new Chief Executive Officer to replace Karel K. Czanderna, who retired on September 9, 2018. For further information regarding the benefits to be received upon termination of employment or change-in-control, see the section entitled “Potential Payments Upon Termination or Change-In-Control” below.

Other Compensation and Benefits.   We may provide the following perquisites to our executive officers:

•	country club dues;
•	tax planning services;
•	supplemental health insurance; and
•	furniture program.

These perquisites are provided to retain executive officers for key positions, to assist in their business development efforts and to remain competitive in the marketplace. The value of the perquisites provided to our named executive officers is set forth in the column titled “All other compensation” of the Summary Compensation Table.

Other Policies.   The Company’s CIP, Stock Plan and LTIP provide for the right to require a participant to pay back any amount received under the plan to the extent provided by law or any “clawback” policy adopted by the Company. The award agreements under the CIP, Stock Plan and LTIP provide for the forfeiture of awards received up to six months prior to termination in the event the participant competes with the Company within two years of termination or improperly uses Company confidential information.

Tax Implications.   Section 162(m) of the Internal Revenue Code of 1986, as amended, places a limit of $1 million on the amount of compensation that we may deduct as a business expense in any year with respect to certain of our most highly paid executive officers. Historically, there has been an exemption from this $1 million deduction limit for compensation payments that qualified as “performance-based” under applicable Internal Revenue Service (IRS) regulations. To qualify as “performance-based,” compensation payments must be, among other things, based solely upon the achievement of objective performance goals and made under a plan that is administered by the Committee. Generally, in the past we have designed our executive officer compensation program to permit the Committee to award compensation intended to be eligible for deductibility to the extent permitted by Section 162(m) and the relevant IRS regulations. With the enactment of the 2017 Tax Cuts and Jobs Act, however, the performance-based compensation exemption has been eliminated, except with respect to certain grandfathered arrangements. While the Committee considers the deductibility of compensation as one factor in determining executive officer compensation, the Committee believes that it is in the best interests of our stockholders to maintain flexibility in our approach to executive compensation in order to structure a program that we consider to be the most effective in attracting, motivating and retaining key executive officers.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on the review and discussions with management with respect to the Compensation Discussion and Analysis, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The foregoing report is provided by the following directors, who constitute the Compensation Committee:

Mary C. Bottie, Chair	Michael J. Edwards	Robert J. Maricich	Nancy E. Uridil

Summary Compensation Table

During fiscal year 2019, the Company had nine named executive officers. The following table sets forth the cash and non-cash compensation, for the fiscal years so indicated awarded to or earned by (i) the individuals that served as our principal executive officer referred to as “Chief Executive Officer”, during our fiscal year ended June 30, 2019, referred to as “fiscal 2019”; (ii) the individual that served as our principal financial officer referred to as “Chief Financial Officer”, during fiscal 2019; and (iii) five other executive officers of Flexsteel that served during fiscal 2019. The Chief Executive Officer, the Chief Financial Officer and the five executive officers named below are collectively referred to in this proxy statement as the named executive officers.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)(4)		Option Awards ($)(6)	Non-Equity Incentive Plan Comp ($)	All Other Comp ($)(7)	Total ($)
Jerald K. Dittmer President and Chief Executive Officer	2019	350,000		408,478	(2)	728,765		410,550	—	327,479	2,225,262

Marcus D. Hamilton Chief Financial Officer, Treasurer and Secretary	2019	350,000		—		662,911		—	—	38,394	1,157,665
	2018	175,000		89,460		262,519		—	15,540	147,992	690,511

Michael J. McClaflin Chief Information Officer	2019	70,274		30,000	(3)	64,369		—	—	10,277	174,920

Timothy P. Newlin Vice President Marketing and Product Development	2019	230,000		—		313,287		46,685	—	18,789	608,760

T. Heath Willis Vice President Direct Commerce	2019	71,151		—		19,665		—	—	824	91,640

Karel K. Czanderna Former President and Chief Executive Officer (Retired September 9, 2018)	2019	124,658		—		35,202		—	—	1,149,786	1,309,646
	2018	650,000		—		552,463		24,034	110,630	32,257	1,369,383
	2017	630,000		—		535,500		24,778	440,500	39,958	1,670,736

Jeffrey T. Bertsch Former Interim President	2019	77,500	(1)	—		50,018	(5)	—	—	—	127,518

Steven K. Hall Former Senior Vice President – Global Supply Chain (Terminated February 13, 2019)	2019	156,164		—		613,793		54,518	—	13,464	837,939
	2018	235,000		—		82,247		16,827	12,175	38,945	385,194
	2017	220,000		—		55,000		17,346	78,660	28,957	399,983

Richard J. Stanley Former Senior Vice President – Contract Group (Terminated January 9, 2019)	2019	121,616		—		417,715		17,488	—	200,017	756,837
	2018	220,000		—		65,960		16,827	11,400	32,395	346,582
	2017	210,000		—		42,000		17,346	30,940	33,529	333,815
(1)	Mr. Bertsch’s base salary includes the amount paid to him during his term as Interim President in the amount of $37,500 plus his annual cash retainer of $40,000 for being a director.
(2)	Includes 22,165 restricted shares and 30,000 non-statutory stock options granted on August 30, 2019 pursuant to Mr. Dittmer’s first amendment to his employment agreement in which Mr. Dittmer agreed to take a combination of restricted shares and options in equivalent value to his guaranteed fiscal year 2019 cash incentive. Value of the restricted shares is the aggregate grant date fair value determined by taking the total shares granted multiplied by the closing market price on the date of grant. The value of the stock options is based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions used in calculating the stock option award amount may be found in Note 9 to the audited financial statements in our Annual Report on Form 10-K for the fiscal year ended June 30, 2019.
(3)	Mr. McClaflin received a one-time signing bonus at the beginning of his employment in fiscal 2019 in the amount of $30,000.

(4)	The amounts shown include the grant date fair value of three-year performance share awards granted under the LTIP, restricted stock and restricted units awarded to certain named executive officers in fiscal year 2019. No performance shares will be issued unless the minimum specific performance goals set by the Compensation Committee are met. The 2019 three-year performance period is July 1, 2018 – June 30, 2021. The 2018 three-year performance period is July 1, 2017 – June 30, 2020. The 2017 three-year performance period is July 1, 2016 – June 30, 2018. Shares earned, if any, will be issued following each respective three-year performance period. The amounts include the grant date fair value of the performance share awards assuming achievement of the target performance goals. The grant date fair value is determined by taking total units granted for the performance period at target multiplied by the closing market price on date of grant. The maximum share award value that could be issued for Mr. Hamilton is $343,823 for 2019, and for Mr. Newlin is $108,427 for 2019. The amounts shown in the table include the grant date fair value of restricted stock and restricted stock units in fiscal 2019 for Mr. Dittmer – $728,765; for Mr. Hamilton – $491,019; for Mr. McClaflin – $64,369; for Mr. Newlin – $245,510; for Mr. Willis – $19,665; for Ms. Czanderna – $0; for Mr. Hall – $491,019; and for Mr. Stanley – $327,359. The grant date fair value is determined by taking total restricted stock and restricted stock units granted multiplied by the closing market price on date of grant.
(5)	Includes Mr. Bertsch’s director retainer paid in equity in the form of restricted shares on a quarterly basis.
(6)	The amounts shown represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions used in calculating the stock option award amount may be found in Note 9 to the audited financial statements in our Annual Report on Form 10-K for the fiscal year ended June 30, 2019.
(7)	The table below presents an itemized account of “All Other Compensation” provided in fiscal 2019 to the named executive officers:
Name	Year	Tax Preparation $	Country Club Dues $	Supplemental Medical $	Furniture Program $	Severance $		401K Match $	Total All Other Comp
J. K. Dittmer	2019	1,268	4,635	41	26,398	—		13,750	327,469	(a)
M. D. Hamilton	2019	1,300	7,101	12,245	2,540	—		15,208	38,394
M. J. McClaflin	2019	—	4,142	—	1,113	—		5,022	10,277
T. P. Newlin	2019	470	7,101	1,101	—	—		10,117	18,789
T. H. Willis	2019	—	—	485	—	—		340	824
K. K. Czanderna	2019	—	—	1,779	—	1,148,007	(b)	—	1,149,786
J. T. Bertsch	2019	—	—	—	—	—		—	—
S. K. Hall	2019	—	—	2,422	2,589	—		8,453	13,464
R. J. Stanley	2019	—	—	11,933	3,408	178,097	(c)	6,579	200,017
a.	Includes payments under Mr. Dittmer’s Employment Agreement of $150,000 to cover relocation expenses and $131,377 for a gross-up of all related taxes.
b.	Ms. Czanderna retired on September 9, 2018. As part of her Retirement Agreement and Release, Ms. Czanderna received 18 months of her base salary and one and one-half times her non-equity incentive bonus for the fiscal 2018, both paid as a lump sum, and health insurance reimbursements until reaching Age 65.
c.	Mr. Stanley received nine months of base salary and health insurance premiums under his Separation Agreement and Release.

Jerald K. Dittmer Employment Agreement

Effective December 28, 2018 the Company named Jerald K. Dittmer, President and Chief Executive Officer. In connection with Mr. Dittmer’s appointment, the Company entered into an Employment Agreement with him, dated December 17, 2018, that provides for an annual salary of $700,000 and benefits commensurate with other executive officers of the Company. He was paid a signing bonus in the form of an option to purchase 85,000 shares of common stock.

Mr. Dittmer participates in the annual executive incentive compensation program at a target award of 115% of his base salary. The annual cash incentive was pro-rated based on days employed and guaranteed at one-half the target award for fiscal year 2019. Mr. Dittmer participates in the Company’s long-term incentive plan which is established annually by the Compensation Committee of the Board beginning with the July 1, 2019 through June 30, 2022 performance period with his participation set at 125% of his base salary at the target award level. In lieu of an award under the Company’s Long-Term Incentive Plan for performance periods beginning before July 1, 2018, Mr. Dittmer was granted a special hiring award of $750,000 in the form of 30,000 restricted stock units and 3,186 shares of restricted stock.

Mr. Dittmer was paid $150,000, plus a gross up to cover federal and state income taxes and Medicare taxes, for all expenses related to relocating to Dubuque, Iowa. If Mr. Dittmer terminates his employment prior to December 28, 2020, the $150,000 relocation expense payment, prorated for length of service, will be immediately reimbursed to the Company.

Mr. Dittmer participates in the Company’s Severance Plan for Management Employees which provides for the post-termination benefits described under “Executive Compensation-Potential Payments Upon Termination or Change-In-Control” below. In addition, Mr. Dittmer entered into a Confidentiality and Non-Competition Agreement whereby he agreed not to compete with the Company during employment and for 12 months after termination.

Grants of Plan-Based Award

The following table sets forth certain information relating to non-equity and equity incentive plan awards granted to our named executive officers during fiscal 2019.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)(3)			All Other Stock Awards: Number of Shares or Units (#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)(5)	Exercise or Base Price of Options Award ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(6)(7)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
J. K. Dittmer	12/28/18	161,000	402,500	805,000
	12/28/18							3,186			69,965
	12/28/18								85,000	21.96	410,500
	12/28/18							30,000			658,800

M. D. Hamilton	7/2/18	86,400	216,000	432,000
	7/2/18				1,754	4,385	8,771				171,892
	7/2/18							12,526			491,019
	9/13/18								2,286	32.80	17,488
	1/15/19								18,324	24.98	88,871

M. J. McClaflin	3/28/19	11,244	28,110	56,219
	3/28/19							2,708			64,369

T. P. Newlin	7/2/18	27,600	69,000	110,400
	7/2/18				691	1,729	2,766				67,777
	7/2/18							6,263			245,510
	9/13/18								2,286	32.80	17,488
	1/15/19								6,020	24.98	29,197

T. H. Willis	3/25/19	9,961	24,903	49,805
	3/25/19							828			19,665

K. K. Czanderna	7/2/18	57,343	143,357	286,713
	7/2/18				359	898	1,796				35,202

J. T. Bertsch	9/10/18							370			12,495
	12/10/18							525			12,532
	3/4/19							497			12,500
	6/3/19							668			12,492

S. K. Hall	7/2/18	35,000	87,500	175,000
	7/2/18				1,253	3,132	6,265				122,774
	7/2/18							12,526			491,019
	9/13/18								2,286	32.80	17,488
	1/15/19								7,635	24.98	37,030

R. J. Stanley	7/2/18	32,200	80,500	161,000
	7/2/18				922	2,305	4,611				90,356
	7/2/18							8,351			327,359
	9/13/18								2,286	32.80	17,488
(1)	These columns show the potential range of payouts for fiscal 2019 performance under our cash incentive program described in the section titled “Cash Incentive Compensation” in the “Compensation Discussion and Analysis” above. The cash incentive payments for 2018 performance are shown in the column “Non-equity Incentive Plan Compensation” of the Summary Compensation Table above.
(2)	The amounts shown represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. These columns show the potential range of payouts of the three-year performance share awards granted during fiscal 2019 under the Long-Term Management Incentive Plan described in the section entitled “Long-Term Incentive Compensation Plan” in the “Compensation Discussion and Analysis” above. The 2019 three-year performance period is July 1, 2018 - June 30, 2021.

(3)	Messrs. Dittmer, McClaflin and Willis were not granted performance shares for the fiscal 2019 - 2021 performance period due to the hire date occurring after the grant date. Ms. Czanderna retired on September 9, 2018 and as such her grant has been adjusted to reflect a pro-rata portion for time served during the performance period. Messrs. Hall and Stanley terminated employment during the fiscal year. As such, both forfeit all shares for all performance periods in effect.
(4)	Mr. Dittmer’s restricted stock and restricted stock units vest 1∕6th on July 1, 2019, 2∕6ths on July 1, 2020, 2∕6ths on July 2021 and 1∕6th on July 1, 2022. Mr. Hamilton’s restricted stock units vest 1∕3rd on July 1 of each of 2019, 2020 and 2021. Mr. McClaflin’s restricted stock units vest on March 28, 2020. Mr. Newlin’s restricted stock units vest on July 1 of each of 2019, 2020 and 2021. Mr. Willis’s restricted stock units vest on March 25, 2020. Mr. Hall’s and Mr. Stanley’s restricted stock units vest on July 1 of each of 2019, 2020 and 2021. Mr. Hall’s and Mr. Stanley’s restricted stock units were forfeited on their respective termination dates. Amounts listed for Mr. Bertsch represent the number of shares received in payment of his $12,500 quarterly Board of Director’s stock grant.
(5)	Mr. Dittmer’s options vest 1∕3rd on July 1 of each of 2019, 2020 and 2021. Mr. Hamilton’s option for 2,286 shares vested in full upon grant and his option for 18,324 shares vests 1∕3rd on January 15 of each of 2019, 2020 and 2021. Mr. Newlin’s option for 2,286 shares vested in full upon grant and his option for 6,020 shares vests 1∕3rd on January 15 of each of 2019, 2020 and 2021. Mr. Hall’s option for 2,286 shares vested in full on grant and his option for 7,635 shares vested 1∕3rd on January 15 of each of 2019, 2020 and 2021. Mr. Stanley’s option for 2,286 shares vested in full on grant. Mr. Hall’s and Mr. Stanley’s options terminated prior to the end of the fiscal year.
(6)	The amounts shown represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions used in calculating the stock option award amount may be found in Note 9 to the audited financial statement in our Annual Report on Form 10-K for the fiscal year ended June 30, 2019.
(7)	Performance share awards valued at Target payout.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information relating to equity awards outstanding at June 30, 2019 for each of our named executive officers.

	Option Awards						Stock Awards
Name (a)	Option Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)(2)	Number of Securities Underlying Unexercised Options Unexerciable (#)(3)	Option Exercise Price	Option Expiration Date(4)	Number of Shares or Units of Stock That Have Not Vested (#)(5)	Market Value of Shares of Units or Stock That Have Not Vested ($)(6)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(7)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(6)
J. K. Dittmer	12/28/18		85,000	21.96	12/28/28	33,186	566,153
	12/28/18

M. D. Hamilton	01/15/19	6,108	12,216	24.98	01/15/29	12,526	213,694	9,099	155,229
	09/13/18	2,286		32.80	09/13/28

M. J. McClaflin						2,708	46,198

T. P. Newlin	01/15/19	2,007	4,013	24.98	01/15/29	6,263	106,847	2,283	38,948
	09/13/18	2,286		32.80	09/13/28
	09/08/17	1,105		45.21	09/08/27
	09/01/16	737		47.45	09/01/26
	07/01/15	464		43.09	07/01/25
	12/08/14	500		31.06	12/08/24
	12/09/13	500		27.57	12/09/23

T. H. Willis						828	14,126

K. K. Czanderna	09/08/17	2,211		45.21	09/09/21			14,850	253,341
	09/01/16	2,107		47.45	09/09/21
	07/01/15	2,320		43.09	09/09/21
	12/08/14	3,200		31.06	09/09/21
	12/09/13	3,600		27.57	09/09/21
	12/10/12	5,000		19.77	09/09/21
	07/02/12	10,000		20.50	09/09/21

J. K. Bertsch(1)

S. K. Hall(1)

R. J. Stanley(1)
(1)	Messrs. Bertsch, Hall and Stanley have no outstanding equity awards as of June 30, 2019.
(2)	Options include both incentive stock options and non-statutory stock options.

(3)	Mr. Dittmer’s options vest 1∕3 on July 1 of each 2019, 2020, and 2021. Mr. Hamilton’s option for 2,286 shares vested in full upon grant and the remaining 12,216 unvested shares of his option for 18,324 shares vest ½ on January 15 of each 2020 and 2021. Mr. Newlin’s option for 2,286 shares vested in full upon grant and the remaining 4,013 unvested shares of his option for 6,020 shares vest ½ on January 15 of each 2020 and 2021.
(4)	Unearned performance-based shares are shown assuming target performance for grants made in fiscal years 2019, 2018 and 2017. Options expire on the tenth anniversary of the grant date. Due to Ms. Czanderna’s retirement, options expire on the third anniversary of her retirement.
(5)	Mr. Dittmer’s unvested restricted stock and restricted stock units vest 1∕6th on July 1, 2019, 2∕6ths on July 1, 2020, 2∕6ths July 2021 and 1∕6th on July 1, 2022. Mr. Hamilton’s restricted stock units vest 1∕3rd on July 1 of each 2019, 2020 and 2021. Mr. McClaflin’s restricted stock units vest on March 28, 2020. Mr. Newlin’s restricted stock units vest 1∕3rd on July 1 of each 2019, 2020, and 2021. Mr. Willis’s restricted stock units vest on March 25, 2020.
(6)	The market value of unvested stock awards is based on the closing stock price on June 28, 2019 which was $17.06.
(7)	The amounts shown represent the potential three-year performance share unit awards under the Long-Term Incentive Plan during the three, three-year performance periods in effect during fiscal year 2019. No shares will be issued unless the minimum specific performance goals set by the Compensation Committee are met. Shares earned, if any, will be issued following each respective three-year performance period. Messrs. Dittmer, McClaflin and Willis will be eligible to participate in the fiscal year 2020 - 2022 performance plan period. Messrs. Hall and Stanley’s employment terminated prior to the end of the fiscal year and per the Long-Term Incentive Plan all units are forfeited. Ms. Czanderna retired on September 9, 2018 and since this is a qualifying termination under the Long-Term Incentive Plan, she is eligible to receive a payout based on actual performance on a pro-rata basis for time served during each performance period.

Unearned performance shares are shown assuming target performance for grants made in fiscal years 2019, 2018, and 2017:

Name	Fiscal Year 2019(a)	Fiscal Year 2018(b)	Fiscal Year 2017(c)	Total
M. D. Hamilton	4,385	2,955	1,760	9,099
T. P. Newlin	1,729	554	—	2,283
K. K. Czanderna	898	4,065	9,886	14,850
(a)	Three-year performance period ends June 30, 2021
(b)	Three-year performance period ends June 30, 2020
(c)	Three-year performance period ends June 30, 2019

Option Exercises and Stock Vested

The following table sets forth certain information for each of our named executive officers regarding the exercise of stock options and the payout of performance shares under the 2013 Long-Term Management Incentive Compensation Plan that were earned, and the vesting of restricted stock units or restricted stock during the fiscal year ended June 30, 2019.

	Option Awards(1)		Stock Awards(2)(3)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)
J. K. Dittmer	—	—	—	—
M. D. Hamilton	—	—	—	—
M. J. McClaflin	—	—	—	—
T. P. Newlin	—	—	—	—
T. H. Willis	—	—	—	—
K. K. Czanderna	—	—	—	—
S. K. Hall	—	—	—	—
R. J. Stanley	—	—	—	—
(1)	No options were exercised during the fiscal year ended June 30, 2019.
(2)	No performance shares were issued for the performance period ending June 30, 2019.
(3)	No restricted stock units or restricted stock vested during the fiscal year ended June 30, 2019.

Potential Payments Upon Termination or Change-In-Control

Severance Plan for Management Employees.   The Severance Plan for Management Employees (the “Severance Plan”) provides for the payment of severance to eligible employees in the event of an involuntary termination of an eligible employee’s employment initiated by the Company (a “Qualifying Termination”). An eligible employee is an employee of the Company or its affiliates who is either (i) an executive reporting directly to the Chief Executive Officer of the Company on other than an interim or temporary basis; or (ii) an individual designated as an eligible employee by the plan administrator or its delegate, within its sole discretion (an “Eligible Employee”). A Qualifying Termination does not include (i) termination for cause, (ii) an Eligible Employee’s voluntary resignation or retirement from the Company, (iii) an Eligible Employee’s termination as a result of the Eligible Employee’s death or disability, or (iv) an Eligible Employee’s failure to return to work within the time required following an approved leave of absence.

Subject to the terms and conditions of the Severance Plan, an Eligible Employee will receive severance payments of:

•	the Eligible Employee’s base salary continuation for 12 months;
•	a lump sum payment equal to the COBRA premiums necessary to continue the Eligible Employee’s and his or dependents’ health insurance coverage in effect on the Eligible Employee’s termination date for a period of 12 months, without regard to whether the Eligible Employee or his/her dependents elect continuation coverage under COBRA; and
•	a lump sum payment equal to the amount of cash compensation that would be payable to the Eligible Employee under the CIP for the fiscal year during which the termination date occurs if the Eligible Employee’s employment had continued through the end of such fiscal year, computed assuming that the “target” level of performance had been achieved, without regard to any discretionary adjustments that would have the effect of reducing the amount of the annual incentive bonus (other than discretionary adjustments applicable to all similarly-situated employees who did not terminate employment).

The plan administrator may remove an individual as an Eligible Employee prior to a Qualifying Termination. An Eligible Employee may not be removed as an Eligible Employee from participation in the Severance Plan on or after a Qualifying Termination.

The Company is entitled to clawback all Severance Payments made to an Eligible Employee under the Severance Plan in the event the Eligible Employee breaches any provision of any non-competition, non-solicitation, non-disparagement, confidentiality, or assignment of inventions covenants contained in any agreement between the Eligible Employee and the Company.

To receive any severance payments, an Eligible Employee must execute and deliver a severance agreement which provides for a release of claims against the company, a confidentially provision and a 12-month non-competition and non-hire clause.

The Severance Plan, the benefits under the Severance Plan replace and supersede all prior existing severance payments applicable to Eligible Employees, whether formal or informal, written or oral.

Cash Incentive Compensation Plan and Long-Term Incentive Compensation Plan.   Under the terms of the Company’s CIP and LTIP and applicable award agreements, named executive officers are entitled to receive payments as a result of a termination due to death or disability, on or after reaching age 62, or due to an involuntary termination for other than cause in the event of a change in control. The amount to be paid to a participant in such events is based on the pro rata number of days worked during the performance period. The awards will be paid in a lump sum after the end of the performance period, except under certain circumstances as determined by the Compensation Committee. The award agreements for both the CIP and the LTIP provide for the forfeiture of payments received up to six months prior to termination in the event the participant competes with the Company within two years of termination or improperly uses Company confidential information.

Omnibus Stock Plan.   Under the terms of the Stock Plan and applicable award agreements, the unvested restricted stock units, restricted stock and options held by a named executive officer will vest in full upon the death or disability of such person or upon a change in control.

Retention Bonus Agreement.   In fiscal 2019, the Company entered into Retention Bonus Agreements with Messrs. Hamilton, Newlin, Hall and Stanley that provide that they will receive a lump sum payment equal to 30% of their highest base salary through December 31, 2019, if employment with the Company continues through December 31, 2019 or employment is involuntarily terminated before December 31, 2019 by the Company without Cause as that term is defined in the Company’s Non-equity Incentive Plan. Since Messrs. Hall and Stanley terminated their employment with Flexsteel prior to the vesting date, they are no longer eligible to receive the retention bonus.

The below tables provide details of potential payments that would have been due to each of the named executive officers in the event of a Change in Control, Involuntary Termination (Absent Cause) and Death, Disability or Retirement that was effective as of June 30, 2019.

Change in Control

Name	Severance ($)	Non-Equity Incentive ($)	COBRA Reimbursement ($)	Equity Incentive ($)	All Other Stock or Options ($)(2)	Total Compensation ($)
J. K. Dittmer	—	—	—	—	566,153	566,153
M. D. Hamilton	—	—	—	—	213,694	213,694
M. J. McClaflin	—	—	—	—	46,198	46,198
T. P. Newlin	—	—	—	—	106,847	106,847
T. H. Willis	—	—	—	—	14,126	14,126
K. K. Czanderna(1)	—	—	—	—	—	—
J. T. Bertsch(1)	—	—	—	—	—	—
S. K. Hall(1)	—	—	—	—	—	—
R. J. Stanley(1)	—	—	—	—	—	—
(1)	Ms. Czanderna retired on September 9, 2018 and therefore is not eligible for benefits upon change in control on June 30, 2019. Mr. Bertsch served as Interim President during the fiscal year and was not eligible to receive any benefits upon a change in control.. Mr. Hall voluntarily resigned during the fiscal year 2019 and Mr. Stanley’s employment was terminated on January 9, 2019 and therefore they are not eligible for termination benefits upon a change in control on June 30, 2019.
(2)	These amounts represent outstanding and unvested restricted stock units and restricted stock awards which would vest immediately upon a change in control, as defined in the Stock Plan, without a termination. Despite there being outstanding and unvested option awards, no value has been included in this column due to the exercise price being higher than the market price on the last business day of the fiscal year. No other benefits are paid upon a change in control which does not also involve a termination.

Involuntary Termination (Absent Cause)

Name	Severance ($)(1)	Non-Equity Incentive ($)(1)(2)	COBRA Reimbursement ($)(1)	Equity Incentive ($)(3)	All Other Stock or Options ($)	Total Compensation ($)
J. K. Dittmer	700,000	805,000	13,524	—	—	1,518,524
M. D. Hamilton	350,000	318,000	13,524	95,497	—	777,021
M. J. McClaflin	270,000	108,000	13,524	—	—	391,524
T. P. Newlin	230,000	138,000	13,524	16,098	—	397,632
T. H. Willis	265,000	92,750	13,524	—	—	371,274
K. K. Czanderna	—	—	—	—	—	—
J. T. Bertsch	—	—	—	—	—	—
S. K. Hall	—	—	—	—	—	—
R. J. Stanley	172,500	—	5,597	—	—	178,097
(1)	The Severance Plan provides 12 months of severance, non-equity incentive payout at “Target” and Cobra reimbursement for 12 months in the event of a qualified termination absent cause. A qualified termination under the Severance Plan does not include voluntary termination, retirement, death, or disability. Ms. Czanderna retired on September 9, 2018 and therefore is not eligible for termination benefits due to an involuntary termination on June 30, 2019. Mr. Bertsch served as Interim President during the fiscal year and was not eligible to receive any benefits. Mr. Hall voluntarily resigned during the fiscal year and therefore was not an eligible employee on June 30, 2019. Mr. Stanley’s employment was terminated on January 9, 2019 and pursuant to the Separation Agreement and Release, Mr. Stanley received a lump sum payment in the amount of $172,500 and the reimbursement of Cobra premiums for nine months. Payment of any benefits under the Severance Plan requires execution of a severance agreement which includes a release of the Company, a 12-month non-competition clause and confidentiality provision. Mr. Stanley’s agreement included a release of the Company and confidentiality provisions.
(2)	Messrs. Hamilton’s and Newlin’s Non-equity incentive amount includes a retention bonus equivalent to 30% of current salary.
(3)	Messrs. Hamilton’s and Newlin’s performance shares vest on a pro-rata basis if involuntarily terminated for reasons other than cause 30 days before or 12 months after a change in control occurs as defined in the LTIP. Messrs. Dittmer, McClaflin and Willis did not participate in the LTIP as of June 30, 2019.

Retirement, Death, or Disability

Name	Severance ($)(1)	Non-Equity Incentive ($)(1)	COBRA Reimbursement ($)(2)	Equity Incentive ($)(3)	All Other Stock or Options ($)(4)	Total Compensation ($)
J. K. Dittmer	—	—	—	—	566,153	566,153
M. D. Hamilton	—	—	—	95,497	213,694	309,191
M. J. McClaflin	—	—	—	—	46,198	46,198
T. P. Newlin	—	—	—	16,098	106,847	122,945
T. H. Willis	—	—	—	—	14,126	14,126
K. K. Czanderna	975,000	165,945	7,062	253,341	—	1,401,348
J. T. Bertsch	—	—	—	—	—	—
S. K. Hall	—	—	—	—	—	—
R. J. Stanley	—	—	—	—	—	—
(1)	Ms. Czanderna retired on September 9, 2018. Per the Retirement Agreement and Release dated September 21, 2019, Ms. Czanderna received a payment representing 18 months salary plus a non-equity incentive payment equal to one and one-half times the non-equity incentive amount earned in fiscal year 2018. Mr. Bertsch served as Interim President during the fiscal year and was not eligible to receive any benefits under the Severance Plan. Messrs. Hall and Stanley were no longer employed at on the last business day of the fiscal year ended June 30, 2019.
(2)	Ms. Czanderna retired on September 9, 2018. Per the Retirement Agreement and Release dated September 21, 2019, Ms. Czanderna may elect to continue in the Employer Health Plan and if so, will be reimbursed for the full monthly insurance premium, both employee and employer portions and run concurrently with the COBRA continuation period. The Retirement Agreement included release of the Company, an 18 month non-competition clause and a confidentially provision.
(3)	Messrs. Hamilton’s and Newlin’s performance share awards will vest on a pro-rata basis on the earlier of their retirement after reaching age 62, death, or disability. Ms. Czanderna retired on September 9, 2018, and as such, she is entitled to receive a pro-rata share of the performance share units. Messrs. Dittmer, McClaflin and Willis were not participants in the Long-Term Incentive Plan as of June 30, 2019. Messrs. Hall and Stanley terminated employment during the year and forfeited all performance share awards.
(4)	These amounts represent outstanding and unvested restricted stock units and restricted stock awards which would vest immediately upon the earlier of the participant’s qualified termination due retirement after reaching the age of 62, death, or disability. Upon death and disability, unvested option vest in full. Despite there being outstanding and unvested option awards, no value has been included in this column due to the exercise price being higher than the market price on the last business day of the fiscal year. None of Ms. Czanderna, Mr. Bertsch, Mr. Hall, or Mr. Stanley held unvested stock awards as of June 30, 2019.

CEO Pay Ratio

For fiscal year 2019, the median annual total compensation of all our employees (other than our CEO) was $38,246. For the year ended June 30, 2019, Mr. Dittmer’s reported compensation in the Summary Compensation Table was $2,225,262. Since Mr. Dittmer was appointed President and Chief Executive Officer effective December 28, 2018, we annualized certain components to arrive at a pro-forma annualized compensation amount of $3,526,497 which was used in the calculation of the CEO Pay Ratio. The breakdown of amounts and rationale of the annualization can be found in the table below.

SCT Components	Actual Values from SCT	For CEO Ratio: Annualized Values plus One-Time Values	Rationale
Base Salary	350,0000	700,000	Annualized Salary
Bonus	408,478	408,478	Not annualized, one-time guaranteed first year bonus
Stock Awards	728,765	875,000	Not annualized, represented one-time inducement grants
Option Awards	410,550	410,550	Not annualized, represented one-time inducement grants
Non-Equity Incentive	0	805,000	Annualized, Non-equity incentive target is 115% of base salary
All Other Comp	327,469	327,469	Not annualized, includes one-time relocation costs
Total	2,225,262	3,526,497

The ratio of our CEO’s annual total compensation as calculate above to the median annual compensation of all other employees was estimated to be 92.21:1. This ratio is calculated in a manner consistent with Item 402(u) of Regulation S-K, promulgated by the Dodd-Frank Wall Street Reform Act and Consumer Protection Act of 2010. We believe that due to the inclusion of one-time inducement grants in this year’s CEO pay ratio calculation that the CEO pay ratio next year will be lower.

To identify the median compensated employee, we used the following methodology and assumptions:

•	We collected all the compensation data of all our employees globally, as of April 30, 2019, for the prior 12 month period.
•	We annualized compensation for employees who were hired between May 1, 2018 and April 30, 2019. The compensation in non-US currencies was converted to U.S. dollars using exchange rates as of April 30, 2019.
•	We used the following pay elements to determine total annual compensation for the median: base salary (including overtime, vacation and holiday pay) and bonuses.

OWNERSHIP OF STOCK BY
DIRECTORS AND EXECUTIVE OFFICERS

The table below sets forth the shares of the Company’s common stock beneficially owned by the Company’s directors, the named executive officers, and by all directors and executive officers as a group as of September 18, 2019. Unless otherwise indicated, to the best knowledge of the Company, all persons named in the table have sole voting and investment power with respect to the shares shown.

Name	Title	Amount of Common Stock Beneficially Owned (#)(1)		Percent of Common Stock Outstanding
Jeffrey T. Bertsch	Former Interim President	208,878	(2)	2.6%
Karel K. Czanderna	Former President and Chief Executive Officer	89,208		1.1%
Jerald K. Dittmer	President and Chief Executive Officer	85,276		1.1%
Eric S. Rangen	Director	31,547		0.4%
Robert J. Maricich	Director	25,417		0.3%
Nancy E. Uridil	Director	24,277		0.3%
Marcus D. Hamilton	Chief Financial Officer, Treasurer & Secretary	19,556		0.3%
Thomas M. Levine	Director	19,087		0.2%
Timothy P. Newlin	Vice President Marketing and Product Development	13,742		0.2%
Mary C. Bottie	Director	12,832		0.2%
Michael J. Edwards	Director	6,893		0.1%
Steven K. Hall	Former Senior Vice President Global Supply Chain	3,133		0.0%
Michael J. McClaflin	Chief Information Officer	2,350		0.0%
William S. Creekmuir	Director	1,940		0.0%
T. Heath Willis	Vice President Direct Commerce	0		0.0%
Richard J. Stanley	Former Senior Vice President Contract Group	0		0.0%
All Directors and Executive Officers as a Group (19)		553,269		6.8%
(1)	Includes the following number of shares which may be acquired as of September 18, 2019, or within 60 days of such date by exercise of stock options: Ms. Czanderna – 28,438; Mr. Dittmer – 58,333; Mr. Rangen – 15,500; Mr. Maricich – 5,500; Ms. Uridil – 13,000; Mr. Hamilton – 8,394; Mr. Levine – 5,500; Mr. Newlin – 7,599; All Directors and Executive Officers as a Group – 149,777.
(2)	Includes 16,500 shares owned by Mr. Bertsch’s spouse.

OWNERSHIP OF STOCK BY
CERTAIN BENEFICIAL OWNERS

To the best knowledge of the Company, no person owns beneficially 5% or more of the outstanding common stock of the Company as of September 18, 2019 except as set forth below. Unless otherwise indicated, to the best knowledge of the Company, all persons named in the table have sole voting and investment power with respect to the shares shown.

Name	Address	Amount of Common Stock Beneficially Owned(1)		Percent of Class
Royce & Associates LLC	745 Fifth Avenue, New York, NY 10151	964,100	(2)	12.1%
Dimensional Fund Advisors LP	6300 Bee Cave Road, Bldg One, Austin, TX 78746	663,137	(3)	8.3%
Black Rock, Inc.	55 East 52nd St. New York, NY 10055	484,922	(4)	6.1%
Total		2,112,159
(1)	To the best knowledge of the Company, no beneficial owner named above has the right to acquire beneficial ownership in additional shares, except as noted below.
(2)	The number of shares beneficially owned is based on information provided in a schedule 13F filed with the Securities and Exchange Commission on August 12, 2019, which reflects sole investment and voting power with respect to 964,100 shares.
(3)	The number of shares beneficially owned is based on information provided in a schedule 13F filed with the Securities and Exchange Commission on August 13, 2019, which reflects shared defined investment power for 663,137 shares, sole voting power for 638,303 shares and no voting power for 24,834 shares.
(4)	The number of shares beneficially owned is based on information provided in a schedule 13F filed with the Securities and Exchange Commission on August 23, 2019, which reflects sole investment power for 484,922 shares, sole voting power for 470,658 and no voting power for 14,264 shares.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP was the Company’s independent registered public accounting firm in fiscal 2019. In addition to performing the audit of the Company’s consolidated financial statements, Deloitte & Touche LLP provided audit-related services during fiscal 2019 and 2018.

The Audit and Ethics Committee pre-approves both the type of services to be provided by Deloitte & Touche LLP and the estimated fees related to these services. The Audit and Ethics Committee reviewed professional services and the possible effect on Deloitte & Touche LLP’s independence was considered. The Audit and Ethics Committee has considered and found the provision of services for non-audit services compatible with maintaining Deloitte & Touche LLP’s independence. All services provided by Deloitte & Touche LLP during fiscal 2019 and 2018 were pre-approved by the Audit and Ethics Committee. It is not expected that a representative of Deloitte & Touche LLP will attend the Annual Meeting of Shareholders.

(in thousands)	2019(2)	2018(3)
Audit Fees(1)	$790	$580
(1)	Professional fees and expenses for the audit of financial statements for fiscal 2019 and fiscal 2018 consisted of (i) audit of the Company’s annual consolidated financial statements; (ii) reviews of the Company’s quarterly consolidated financial statements; (iii) consents and other services related to Securities and Exchange Commission matters; (iv) consultations on financial accounting and reporting matters arising during the course of the audit and reviews.
(2)	Estimated 2019 fees and expenses for the audit. The higher fees were a result of more than expected audit work due to the ERP impairment and Restructuring activities.
(3)	Actual billed for 2018 fees and expenses for the audit. The fiscal year ended June 30, 2018 proxy reported an estimate of $620.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information as of June 30, 2019, about the Company’s equity compensation plans, including the Company’s long-term management incentive plan. All of these plans have been approved by shareholders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(1)
Equity compensation plans approved by security holders	225,164	$28.37	910,613
Equity compensation plans not approved by security holders	55,000	$21.96	0
Total	280,164	$27.11	910,613
(1)	Securities remaining available for future issuance under the 2013 Omnibus Stock Plan and the 2013 Long-Term Incentive Plan. Payouts for shares granted under the 2013 Long-Term Incentive Plan are assumed to be at maximum by individual for each of the three-year performance periods as of June 30, 2019.

PROPOSALS BY SHAREHOLDERS

Shareholders wishing to have a proposal considered for inclusion in the Company’s proxy statement for the 2020 annual meeting must submit the proposal in writing and direct it to the Secretary of the Company at the address shown in this proxy statement. The Company must receive it no later than June 30, 2020. The proposal must be in accordance with the provisions of Rule 14a-8 promulgated by the SEC under the 1934 Act. It is suggested the proposal be submitted by certified mail, return receipt requested. Shareholders who intend to present any other proposal or nominate a person to be elected as a director at the 2019 annual meeting must provide the Company notice of such proposal no later than September 10, 2020. However, if the 2020 annual meeting is to be held before November 9, 2020 or after February 7, 2021, then the proposal or nomination must be received before the later of (i) the close of business on the tenth day following the day on which public disclosure of the meeting date is made and (ii) the close of business 90 days before the 2020 annual meeting. The proposal or nomination must contain the specific information required by our bylaws. You may obtain a copy of our bylaws by writing to our Corporate Secretary. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

OTHER MATTERS

The percentage total number of the outstanding shares represented at each of the last three years’ shareholders’ annual meetings was as follows: 2016 – 80.3%; 2017 – 75.8%; and 2018 – 75.5%.

A copy of the Company’s Annual Report on Form 10-K for the year ended June 30, 2019, other reports filed or furnished with or to the Securities and Exchange Commission, our Guidelines for Business Conduct, Audit and Ethics Committee Charter, Compensation Committee Charter and Nominating and Governance Committee Charter are available, without charge, on the Company’s website at www.flexsteel.com or by writing to the Office of the Secretary, Flexsteel Industries, Inc., P.O. Box 877, Dubuque, Iowa 52004-0877.

The Board does not know of any other matter which may come before the meeting. However, should any other matter properly come before the meeting, the persons named in the proxy card will vote in accordance with their judgment upon such matters.

Shareholders are urged to vote by internet or telephone, or if you received paper copies of our Proxy materials, you can also mark, date, sign and promptly mail the accompanying Proxy card in the enclosed envelope. Prompt response is helpful, and your cooperation will be appreciated.

BY ORDER OF THE BOARD OF DIRECTORS

Marcus D. Hamilton
Secretary

Dated:   October 28, 2019

Dubuque, Iowa

FLEXSTEEL

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E85950-P29652 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FLEXSTEEL INDUSTRIES, INC.

	For All	Withhold All	For All Except
1. To elect four (4) Class III Directors to serve until the 2022 Annual Meeting and until their respective successors have been elected and qualified or until their earlier resignation, removal or termination.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) William S. Creekmuir
02) Jerald K. Dittmer
03) Charles R. Eitel
04) Matthew A. Kaness

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
2. To approve, on an advisory basis, the compensation of the Company's named executive officers.	☐	☐	☐

The Board of Directors recommends you vote THREE YEARS on the following proposal:

	One Year	Two Years	Three Years	Abstain
3. To approve, on an advisory basis, the frequency of future advisory votes on the compensation of the Company's named executive officers.	☐	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

E85951-P29652

FLEXSTEEL INDUSTRIES, INC.
ANNUAL MEETING OF SHAREHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, a shareholder of Flexsteel Industries, Inc., hereby appoints Thomas M. Levine and Robert J. Maricich, and each of them, as proxies, with full power of substitution, to vote on behalf of the undersigned the same number of shares which the undersigned is then entitled to vote at the Annual Meeting of the Shareholders of Flexsteel Industries, Inc., to be held on Monday, December 9, 2019 at 2:00 p.m. at The Westin Minneapolis, 88 South 6th Street, Minneapolis, MN 55402 and at any adjournments or postponements thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side